Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Capstone Turbine Corporation:

We consent to the incorporation by reference in the registration statement (No. 333-179334) on Form S-3 and registration statements (Nos. 333-170588, 333-160049, 333-184033, and 333-180616) on Form S-8 of Capstone Turbine Corporation of our reports dated June 13, 2013, with respect to the consolidated balance sheets of Capstone Turbine Corporation as of March 31, 2013, and the related consolidated statements of operations, stockholders’ equity, and cash flow for the year then ended, and the related financial statement schedule for the year then ended, and the effectiveness of internal control over financial reporting as of March 31, 2013, which reports appear in the March 31, 2013 annual report on Form 10-K of Capstone Turbine Corporation.

/s/ KPMG LLP

Los Angeles, California
June 13, 2013